Exhibit 99.1

For Immediate Release
Media Contact
Carl Palmer

 (949) 234-1999
cpalmer@seychelle.com

Seychelle Reports Earnings for Q1 period ended May 31, 2016

With new sales initiatives, both domestically and the new World Filter product, we anticipate that these efforts will favorably impact Q2 and going forward in this fiscal year. This is why we are moving to a larger facility to accommodate the anticipated growth.

SAN JUAN CAPISTRANO, Calif. -- (BUSINESS WIRE) July 18, 2016 – Seychelle Water Filtration Products, a DBA of Seychelle Environmental Technologies, Inc. (Seychelle, we, us, our or the Company) (OTCQB: SYEV), a worldwide leader in the development, assembly and sale of proprietary portable water filtration bottles made several announcements today.

For Q1 period ended May 31, 2016, Revenue was $899,134 compared to $2,347,183 in the prior year, a decrease of $1,448,089 (- 62%). In addition, Net Loss of $427,605 was a decrease of $900,103 (-190%) compared to the prior year's Net Income of $472,498.

With respect to the new sales initiatives noted above it is difficult to give guidance until we see the initial results of our efforts, although we are optimistic concerning our prospects beginning in Q2. After the reorganization has now settled in, we are moving to a larger facility to accommodate the anticipated growth. The objective of our new efforts will be to expand the distribution base to minimize the loss of any one customer.

Based on our sales history with a limited number of customers of the new pH20 product line, with both pitchers and bottles which increases the alkalinity of tap water to between 8.0 and up to 9.5 pH, we plan to aggressively expand this new product line to our other customers due to its profitability to the Company.

Other new products include the new pocket pump and the standard pump for home, travel and disaster preparedness with 100 gallon capacity before filter replacement and will be sold domestically through both existing and new accounts. In addition, we have a new product, the inline filter with a quick disconnect valve, which can be used for hydration packs or as a drinking water straw and has military and outdoor sports application. These two new pumps and the in-line filter can be used for the removal of heavy metals, volatile organic compounds, bacteriological contaminants, radiological removal and pH for increased hydration.

We anticipate that the new World Advanced Filter Product, for the rest of the world where quality drinking water is not available, could substantially enhance our sales and earnings impact starting in Q2 due to its profitability. To support this new product we will help source the bottle and cap. We plan to add additional Multiple Exclusive Sales Agents and Exclusive Distributors around the world. The complete list to-date of territories includes Mexico and Vietnam in addition to Sri Lanka, India, South Korea and the Philippines. Finally we continue to have discussions both domestically and internationally to expand our sales and net income to increase the Company's shareholder value.

"Dedicated to improving the quality of life through the quality of our drinking water."

Note to Investors

This press release may contain certain forward-looking information about the Seychelle's business prospects/projections.  These are based upon good-faith current expectations of Seychelle's management. Seychelle makes no representation or warranty as to the attainability of such assumptions/projections. Investors are expected to conduct their own investigation with regard to Seychelle. Seychelle assumes no obligation to update the information in this press release. For more information, please visit www.seychelle.com  or call (949) 234-1999.